Exhibit 99.1
NeoStem CEO's Letter to Shareholders
NEW YORK, March 19, 2013 (GLOBE NEWSWIRE) --
Dear NeoStem Shareholders,
Regenerative medicine is the catalyst to radically change the practice of medicine from that of chronic treatment to that of cure. The shift is away from treating the symptoms with synthetic drugs towards treating the underlying cause of disease by using one's own natural cells. Cell therapy holds the promise of prolonging and, most importantly, enhancing quality of life. This is the future of medicine and it is our singular mission to lead the way.
NeoStem (NYSE MKT:NBS) is an integrative force in the cell therapy industry. By vertically integrating the collection, storage and processing of cellular material with the development, manufacture, distribution, and delivery of cell therapy products, we are positioned to capitalize on the emerging cell therapy industry. We provide such contract development and manufacturing services for clients and we also have a proprietary pipeline of cell therapy products in development designed to address unmet medical needs, including cardiovascular disease (MI and CHF), immune disorders (type 1 diabetes, steroid resistant asthma, organ rejection) and tissue repair (wounds, osteoporosis, macular degeneration, etc). Our most advanced cardiovascular asset, AMR-001, is very exciting (see video at www.neostem.com/videos.html) and is built upon a very strong intellectual property portfolio.
PreSERVE Phase 2 Clinical Trial -
Presently, with thirty two (32) clinical trial sites having enrolled over ninety (90) patients, Amorcyte has enrolled over half of the scheduled patients in its PreSERVE-AMI Phase 2 clinical trial. We are also pleased to report that an additional twenty (20) clinical trial sites are in the process of coming on board. In the PreSERVE trial, stem cells are collected from the patient's bone marrow and enriched, not expanded, to increase potency. These cells are stabilized and have a 72-hour shelf life. The cells are infused via the infarct-related artery 5 to 11 days following a stent placement - the optimal time frame to prevent adverse ventricular remodeling. There, they are being tested to save damaged tissue that would otherwise die within days or weeks, consequently preserving cardiac function and potentially preventing clinical adverse events by releasing chemicals and proteins that grow blood vessels through a process called angiogenesis. We received six and twelve month evaluations of our trial by the Data Safety Monitoring Board confirming that there are no safety signals that would preclude the trial from continuing as planned and expect to complete enrollment in 2013 with data read out 6-8 months after the last patient is enrolled.
An initial assessment of enrollment data from the PreSERVE Phase 2 clinical trial found that one third of patients screened for enrollment who had suffered an ST segment elevation acute myocardial infarction (STEMI) have a persistent low ejection fraction 3-4 days post infarction. Based on this initial assessment of enrollment data and assuming that AMR-001 is ultimately approved by the FDA for use in the population NeoStem is studying and there are not further restrictions implemented in Phase 3 studies, the Company believes that there is a large eligible U.S. market for AMR-001 in the treatment of heart attack patients.
We also believe that the AMR-001 platform may be applicable to other conditions resulting from underlying ischemia and expect to file an IND in 2013 for the use of AMR-001 to arrest the progression of congestive heart failure.
Amorcyte Intellectual Property Portfolio -
AMR-001 now has the benefit of 3 (soon to be 4) U.S patents, 2 patents (soon to be 3) outside of the U.S. and 31 additional patents pending around the world. In brief, our granted U.S. patents are as follows:
U.S. Patent No. 7,794,705 covers a cell-based composition used to prevent deterioration of heart muscle post a heart attack. The composition contains a therapeutically effective amount of autologous mononuclear cells enriched for CD34 cells which further contain a subpopulation of biologically active CD34+/CXCR-4+ cells. With the grant of U.S. Patent 8,088,370, the AMR-001 product's use was extended beyond heart attack to treatment for any vascular injury caused by vascular insufficiency. Amorcyte's claims in U.S. Patent 8,343,485 similarly cover a cell-based therapy to repair a vascular injury caused by vascular insufficiency, but the product's CD34+ cell content limitation was greatly expanded in this patent to cover purities of almost any amount, and the product serum content was also expanded. Amorcyte's most recently allowed claims cover AMR-001 for the treatment of progressive myocardial injury due to vascular insufficiency, including the disease progression that leads to heart failure, and have added claims that cover freezing cells and using them in a treatment regimen that includes multiple doses over time.
VSEL™ Technology Platform -
NeoStem's pipeline extends beyond cardiovascular diseases. The use of human VSELsTM for regenerative medicine presents the possibility of capturing the key advantages associated with embryonic stem cells without the ethical or moral dilemmas associated with their use, or the potential negative biological effects associated with embryonic stem cells, such as their propensity to form tumors. VSELsTM offer the advantage of using autologous stem cells (i.e., the patient's own cells) for therapy, as opposed to having to rely on donor cells that are susceptible to immune rejection. Our research has identified cells in human blood and bone marrow that have many of the key properties described for murine VSELsTM. This research includes evidence of primitivism, pluripotency and tri-lineage differentiation. These observations provide the groundwork for the development of VSELTM therapies to regenerate or repair damaged or diseased tissues in human subjects. Initial experiments suggest that, in certain contexts, VSELs may have a regenerative "potency" that is orders of magnitude greater than mesenchymal stem cells.
We seek to pursue and commercialize therapeutic VSELTM products in selected clinical applications and markets based on unmet medical needs. Largely through grant funding, we are exploring VSELTM stem cell treatments for periodontitis, healing complex skin and soft tissue wounds, corneal regeneration and repair, age-related macular degeneration, nerve regeneration and acute radiation. We anticipate that a single clinical manufacturing process will be developed for these indications, collectively, and that the major pacing item will be the generation of preclinical data to support an IND application for a Phase 1 clinical trial. We expect to file an IND to commence human clinical studies treating periodontitis in late 2013 or early 2014.
Athelos -
Through our Athelos subsidiary (which is 20% owned by Becton-Dickinson), we are developing therapeutic products using a person's immune cells to treat disorders of the immune system. Many immune-mediated diseases are a result of an imbalance in the immune system whereby inflammatory cells go unchecked. Therapy using regulatory T cells (Treg) represents a novel approach to restoring immune balance by enhancing Treg cell number and function to inhibit pathogenic immune responses. Through exclusive world-wide licenses, Athelos has secured the rights to a broad patent estate within the Treg field, covering natural Tregs (nTregs), induced Tregs (iTregs) and methods of treating or preventing certain conditions and/or diseases. Both types of Tregs have been shown in pre-clinical studies to be important in modulating autoimmune and inflammatory diseases. Natural Tregs have been evaluated by others in early phase human clinical trials and shown to be safe with suggestions of clinical benefit in graft-versus-host disease. Both nTregs and iTregs have demonstrated the ability to treat conditions like diabetes, inflammatory bowel disease and organ transplant tolerance in animal models of disease.
This ongoing development program is establishing methods to isolate and expand human nTregs for large scale manufacturing to enable early clinical trials. We are exploring potential relationships with key leaders and academic investigators with sufficient preclinical data to support an IND application. We plan to investigate the clinical feasibility of nTreg-based therapeutics to prevent and/or treat type 1 diabetes, graft vs. host disease, steroid resistant asthma, lupus, multiple sclerosis and solid organ transplant rejection and expect to file an IND with the FDA in 2013 to commence human clinical studies in one of these disease indications.
Progenitor Cell Therapy -
NeoStem is rapidly emerging as a technology and market leading company in the fast developing cell therapy market. Our multifaceted business strategy includes Progenitor Cell Therapy (PCT), a state-of-the-art contract development and manufacturing organization (CDMO) . PCT increased revenues over 40% in 2012 from 2011. Acquisition of this contract development and manufacturing business brought cell therapy expertise in-house and allows us to cost-effectively develop cellular therapies for chronic unmet medical needs for both clients and for internal development. PCT has provided services to over 100 clients in its 14-year history, and is the only contract manufacturing organization to have worked with a client's product (Dendreon, Inc.'s Provenge) through all of the phases of clinical trials and ultimately to FDA approval. PCT offers its clients and NeoStem cell processing and development capabilities on both the East and West Coasts of the U.S and has plans to expand internationally. PCT has also built a strong foundation of services that cater to the industry as a whole, reducing our reliance on the success of our own varied technology platforms in that we still have the opportunity to capture growing revenues from industry growth. Furthermore, PCT's manufacturing revenues would increase significantly should a client progress through Phase I, II, and III trials and select us to be their commercialization partner where larger numbers of cell products are needed.
Stem for Life Foundation -
NeoStem also understands that, in order to support innovative and transformative technologies, one needs to promote education and funding for research and this resulted in the formation of the Stem for Life foundation (SFLF) which is a non-sectarian, non-partisan public charity. SFLF engages in continuous world-wide efforts to educate and raise awareness of the paradigm shift occurring in medicine through advancements in adult stem cell science. SFLF partners with best in class researchers and clinicians dedicated to developing critical new adult stem cell treatment options which hold the promise of transforming clinical outcomes and reducing overall healthcare costs. SFLF resources are committed to fostering and reinforcing a global awareness of the promise of adult stem cell therapies with the paramount goal of alleviating human suffering, supporting the advancement of adult stem cell research and facilitating collection of adult stem cells among first responders.
SFLF and NeoStem have partnered with the Vatican's Pontifical Council for Culture on a joint initiative to foster the highest levels of world-class scientific research on adult stem cells and explore the cultural, ethical and human implications of their use and their promise for helping to alleviate human suffering. The Second International Vatican Adult Stem Cell Conference: Regenerative Medicine - A Fundamental Shift in Science & Culture will be held within Vatican City April 11-13, 2013. Many of the world's leading media outlets and news wires plan on covering the conference with the exposure going beyond the Vatican walls and flowing into leading newspapers and magazines throughout the United States and abroad.
Expanded Board -
Finally, we are pleased that last month Stephen Potter joined the NeoStem Board of Directors. Stephen has been involved with the cellular therapy industry since its early days. He was most recently the Senior Vice President of Operations and Corporate Development for Osiris Therapeutics, Inc. where he worked as a member of the senior leadership that achieved one of the first approvals for a stem cell therapy for Prochymal. Previously he was Senior Vice President of Corporate and Business Development at Genzyme Corporation. We look forward to Stephen's insight as we look ahead to achieving the next level in our development.
NeoStem is uniquely positioned to capture the value of this market and lead the worldwide regenerative medicine market. We will continue to strengthen our balance sheet, add industry expertise to our management and pursue the expansion of the business through acquisitions and look for strategic partnerships to aggressively advance our pipeline.
Regards,
Robin Smith, MD, MBA

About NeoStem, Inc.
NeoStem, Inc. ("NeoStem" or the "Company") is a leader in the emerging cellular therapy industry. Our business model includes the development of novel proprietary cell therapy products as well as operating a contract development and manufacturing organization ("CDMO") providing services to others in the regenerative medicine industry. The combination of a therapeutic development business and revenue-generating service provider business provides the Company with capabilities for cost effective in-house product development and immediate revenue and cash flow generation. www.neostem.com

Forward-Looking Statements for NeoStem, Inc.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, including with respect to the Company's research and development and clinical evaluation efforts for cellular therapies, including with respect to AMR-001, the future of the regenerative medicine industry and the role of stem cells and cellular therapy in that industry and the Company's ability to successfully grow its contract development and manufacturing business. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013 and in the Company's periodic filings with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

CONTACT: Trout Group
         Lauren Kwiecinski, Senior Associate
         Phone: +1-646-378-2934
         Email: lkwiecinski@troutgroup.com